GLOBALSTAR TO PARTICIPATE IN 24TH ANNUAL BURKENROAD REPORTS INVESTMENT CONFERENCE

Covington, LA (April 23, 2021) – Globalstar, Inc. (NYSE American: GSAT) announced today that it will participate virtually in the 24th Annual Burkenroad Reports Investment Conference. David Kagan, CEO, will present at 10:00 a.m. CDT. A live stream and archive link of the presentation as well as a copy of the presentation materials will be made available on the investor relations page of Globalstar’s website. This event is free and open to the public, those interested may register for the event at http://burkenroad.org.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Learn more at Globalstar.com.

For more information, visit www.globalstar.com.

Investor Contact Information:
Denise Davila
Email: investorrelations@globalstar.com